EXHIBIT 99.1

SELECTED PORTIONS OF THE COMPANY’S
PROSPECTUS DATED DECEMBER 4, 2012

COMPENSATION OF OUR MANAGERS AND THEIR AFFILIATES
(pages 44 – 51 of prospectus)

Set forth below in tabular form is a description of compensation that we may pay our managers and their affiliates in connection with this offering and the use of proceeds from this offering. With respect to such offering and such use of proceeds, no other compensation will be paid to the managers or any affiliates from us. These compensation arrangements have been established by the managers and are set forth in the operating agreement and are not the result of arm’s-length negotiations. The managers have compared their compensation arrangements to those of unrelated parties providing the same services. The managers have set, in some instances, maximum levels of compensation to be received by them; however, they have the discretion to set the actual fee received by them at an amount lower than the maximum amount allowable. The ability to set a fee at below the maximum amount permitted to be received under the operating agreement is solely within the discretion of the managers and does not require approval of the members. In order for the managers to receive any fees in excess of the maximum amounts allowable, the managers, under the terms of the operating agreement, would be required to obtain a vote of at least a majority in interest of members. The managers have determined the following compensation levels are fair and reasonable. In their review, the managers have:

•	analyzed the compensation arrangements in other offerings;
•	spoken to other professionals in the industry including issuers, promoters and broker-dealers;
•
examined “rate sheets” from banks, savings & loans, mortgage brokers, mortgage bankers and consumer finance lenders, which set forth the rates being charged by those institutions for the same or similar services; and

•	collected data regarding compensation from trade association meetings, relevant periodicals and/or other sources.

Thus, we believe the amounts are approximately equivalent to those that would customarily be paid to unrelated parties for the same services.

The exact amount of future compensation payable to our managers cannot be precisely determined. The compensation to be received by our managers is based primarily upon the length of time we continue to operate, our loan balances, the principal amounts of loans originated or acquired and the amount of capital originally committed to investment in mortgages. Loan balances outstanding and the amount of loans originated or acquired will fluctuate during our term because loans will be continually maturing and “turning over.” Accordingly, the exact amount of fees to be paid to our managers and their affiliates cannot be determined. However, based upon the managers’ prior experience with similar programs and upon certain assumptions made as a result of that experience as set forth below, the managers have provided an estimate, on an annual average basis, assuming the company operates for 12 years, the amount of fees they and their affiliates will receive. Except as noted below, there is no limit on the dollar amount of compensation and fees paid to the managers and their affiliates.

The amount of fees to be paid will vary from those estimated below due to varying economic factors over which the managers have no control, including, but not limited to, the state of the economy, lending competition in the area where company loans are made, and interest rates, all of which affect company earnings. We are subject to public reporting requirements and we file quarterly and annual reports with the Securities and Exchange Commission. These reports will be available to you and will set forth, among other things, the exact amount of compensation and/or fees being paid to our managers and their affiliates.

The managers’ or their affiliates’ ability to affect the nature of the compensation by undertaking different actions is limited. Because we are only one of many lenders in the industry, the managers’ ability to affect fees charged is limited. Additionally, to a large extent, the amount of fees paid to the managers and their affiliates is based upon decisions made by the borrower regarding, among other things, the type and amount of loan, prepayment on the loan and possible default on the loan. The relationships among the managers of the various entities referred to herein are described under the caption “MANAGEMENT” at page 60 of this prospectus.

The “Organization and Offering Stage, Operating Stage and Liquidating Stage” tables below set forth both the types of fees and the estimated amounts of fees our managers might receive in our follow-on offering assuming we sell (1) the primary offering midpoint of 75,000,000 units and (2) the entire primary offering of 150,000,000 units plus the 37,500,000 units that may be sold under our distribution reinvestment plan, and the use of the proceeds from such follow-on offering. The estimated amounts of fees are based on the assumptions regarding our leverage set forth in the footnotes to the tables. The tables assume that proceeds are fully invested in mortgage loans or held as cash reserves.  There can be no assurance that all such units will be sold, that all proceeds from such sales will be fully invested in mortgage loans or that we will be able to obtain such maximum leverage or any leverage. Our managers and their affiliates may not receive any fees or other compensation from us except as specifically provided for below.

ORGANIZATION AND OFFERING STAGE

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount Payable for Primary Offering Midpoint		Estimated Amount Payable for Primary Offering Plus DRIP
		(Unleveraged)	(Leveraged)(6)	(Unleveraged)	(Leveraged)(6)
Redwood Mortgage Corp.
Reimbursement of organization and offering expenses up to 4.5% of the gross primary offering proceeds. Redwood Mortgage Corp. will be responsible for any portion of organization and offering expenses exceeding 4.5% of gross primary offering proceeds.
		$3,375,000 for the offering	$3,375,000 for the offering	$6,750,000 for the offering	$6,750,000 for the offering

OPERATING STAGE

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount Payable for Primary Offering Midpoint		Estimated Amount Payable for Primary Offering Plus DRIP
		(Unleveraged)	(Leveraged) (6)	(Unleveraged)	(Leveraged)(6)
Redwood Mortgage Corp.
Loan brokerage commissions in an amount negotiated with prospective borrowers on a case by case basis. It is estimated that such commissions will be approximately 2% to 5% of the principal amount of each loan made. The loan brokerage commissions will be capped at 4% of our total assets per year assets (except during the first year of operations). Loan brokerage commissions are payable solely by the borrower and not by us (See “TERMS OF THE OFFERING” at page 40).
		$380,000 per year(7)(8)	$624,000 per year(7)(8)	$940,000 per year(7)(8)	$1,546,000 per year(7)(8)
Redwood Mortgage Corp.
Loan administrative fees in an amount up to 1% of the principal amount of each new loan originated or acquired on our behalf by Redwood Mortgage Corp. for services rendered in connection with the selection and underwriting of potential loans. Such fees are payable by us upon the closing of each loan.
		$138,000 per year(7)(8)	$227,000 per year(7)(8)	$342,000 per year(7)(8)	$562,000 per year(7)(8)
Redwood Mortgage Corp.
Processing and escrow fees for services in connection with notary, document preparation, credit investigation, and escrow fees in an amount equal to the fees customarily charged by Redwood Mortgage Corp. for comparable services in the geographical area where the property securing the loan is located, payable solely by the borrower and not by us.
		$18,200 per year(7)	$30,000 per year(7)	$45,000 per year(7)	$74,000 per year(7)
Redwood Mortgage Corp.
Loan servicing fee, payable monthly, which when added to all other fees paid in connection with the servicing of a particular loan, does not exceed 0.25% per year of the outstanding principal amount of the loan.(1)
		$150,000 per year(7)	$234,000 per year(7)	$357,000 per year(7)	$566,000 per year(7)

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount Payable for Primary Offering Midpoint		Estimated Amount Payable for Primary Offering Plus DRIP
		(Unleveraged)	(Leveraged)(6)	(Unleveraged)	(Leveraged)(6)
Redwood Mortgage Corp. (75%) Gymno LLC (25%)
Asset management fee payable monthly in an amount up to 0.75% annually of the portion of the capital originally committed to investment in mortgages, not including leverage, and including up to 2% of working capital reserves. This amount will be recomputed annually after the second full year of our operations by subtracting from the then fair market value of our loans plus the working capital reserves, an amount equal to our outstanding debt.(2)

		$460,000 per year(7)	$460,000 per year(7)	$1,095,000 per year(7)	$1,095,000 per year(7)
Redwood Mortgage Corp.	Reimbursement of salaries, compensation, travel expenses and fringe benefits of personnel employed by us and involved in our business.(3)	$73,000 per year	$73,000 per year	$172,000 per year	$172,000 per year
Redwood Mortgage Corp.	Reimbursement of expenses relating to our administration, subject to certain limitations; see Article 11 of the operating agreement.(4)	$31,000 per year	$31,000 per year	$74,000 per year	$74,000 per year
Gymno LLC	Reconveyance fee for reconveyance of property upon full payment of loan, payable by borrower.	Approximately $45 per deed of trust or statutory rate.	Approximately $45 per deed of trust or statutory rate.	Approximately $45 per deed of trust or statutory rate.	Approximately $45 per deed of trust or statutory rate.
Redwood Mortgage Corp.	Assumption fee for assumption of loans payable by borrower of between 0.5% and 1.5% of the loan principal balance.(5)	$2,800 per year(7)	$5,000 per year(7)	$7,000 per year(7)	$11,000 per year(7)
Redwood Mortgage Corp.	Extension fee for extending the loan period payable by borrower as a percentage of the loan principal balance.(5)	$5,600 per year(7)	$9,000 per year(7)	$14,000 per year(7)	$22,000 per year(7)
Redwood Mortgage Corp. (50%) Gymno LLC (50%)	1% interest in profits and 1% interest in losses.	$50,000 per year(7)	$50,000 per year(7)	$119,000 per year(7)	$119,000 per year(7)

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount Payable for Primary Offering Midpoint		Estimated Amount Payable for Primary Offering Plus DRIP
		(Unleveraged)	(Leveraged)(6)	(Unleveraged)	(Leveraged)(6)
Managers or Third Parties
The total compensation paid to all persons for the sale of property held by us as a result of foreclosure may not exceed 6% of the contract price for the sale of such property. Neither our managers nor any of their affiliates will receive a real estate commission in connection with such a sale. Foreclosed properties may not be sold to our managers or any of their affiliates at this time (See “CONFLICTS OF INTEREST” at page 52).

		Not determinable at this time	Not determinable at this time	Not determinable at this time	Not determinable at this time

LIQUIDATING STAGE

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount Payable for Primary Offering Midpoint		Estimated Amount Payable for Primary Offering Plus DRIP
		(Unleveraged)	(Leveraged)(6)	(Unleveraged)	(Leveraged)(6)
Redwood Mortgage Corp.
Redwood Mortgage Corp.’s obligation to repay the principal amount of the formation loan owed to us will be reduced by a portion of the early redemption penalties received by us. Initially, a portion of the early redemption penalties will be used to reduce the formation loan obligation and a portion will be used to pay our offering expenses. This portion will be determined by the ratio between the initial amount of the formation loan and the total amount of the offering expenses incurred by us. Assuming that the maximum formation loan is $10,500,000 and the maximum organizational costs are $6,750,000, the ratio would be 61:39. This amount could be higher or lower, depending upon actual total offering expenses. That ratio will be determined by the actual formation loan and offering expenses incurred. The ratio will change as offering expenses are amortized (See “TRANSFER OF UNITS – Unit Redemption Program” at page 97).
		$13,000 per year(7)	$13,000 per year(7)	$27,000 per year(7)	$27,000 per year(7)

(1)
For purposes of the “Estimated Amount Payable for Primary Offering Midpoint” columns, assuming that $75,000,000 of units offered in the primary offering are sold in the first year, that none of the members elect to purchase units in the distribution reinvestment plan, and that we do not obtain leverage (Unleveraged column), or we obtain leverage of 50% of the members’ capital balance (Leveraged column), we estimate that the average annual loan portfolio resulting from unit sales will average $60,000,000 (Unleveraged) and $94,000,000 (Leveraged), which amounts are the basis for the above loan servicing fee calculations. For purposes of the “Estimated Amount Payable for Primary Offering Plus DRIP” columns, assuming that $150,000,000 of units offered in the primary offering are sold in the first year and $37,500,000 of units under the distribution reinvestment plan are sold over a period of years, that 60% of the members elect to purchase units in the distribution reinvestment plan, and that we do not obtain leverage (Unleveraged column), or we obtain leverage of 50% of the members’ capital balance (Leveraged column), we estimate that the average annual loan portfolio resulting from unit sales will average $142,800,000 (Unleveraged) and $226,000,000 (Leveraged), which amounts are the basis for the above loan servicing fee calculations. Our managers, who will service all of our loans, are entitled to receive a maximum loan servicing fee, payable monthly, of up to 0.25% per year of the outstanding principal amount of each loan.  Our managers, in their sole discretion, may elect to lower the loan servicing fee for any period of time and thereafter raise the fees up to the stated limits. An increase or decrease in this fee within the limits set by the operating agreement directly impacts the yield to the members.

(2)
The managers, in their sole discretion, may elect to lower the amount of the asset management fee they receive. The managers may not increase the asset management fee above the maximum amount. An increase or decrease in this fee within the limits set by the operating agreement directly impacts the yield to the members. The asset management fee is anticipated to be paid 75% to Redwood Mortgage Corp. and 25% to Gymno LLC. The managers may, in their discretion, change the relative amount received by each of them.  No asset management fees will be payable on subscription funds held in the subscription account.

(3)
Includes reimbursement of salaries, compensation, travel expenses and fringe benefits of persons who may also be employees of our managers or their affiliates, but excludes such items incurred or allocated to any person holding a 5% or greater equity interest in a manager or affiliate, or a person having the power to direct a manager or affiliate.

(4)
The managers or their affiliates are reimbursed for the actual cost of goods and materials used for or by the company and obtained from unaffiliated parties. In addition, the managers or their affiliates are reimbursed for the cost of administrative services necessary for the prudent operation of the company provided that such reimbursement will be the lesser of (i) the actual cost of such services or (ii) the amount that the company would be required to pay independent parties for comparable services.

(5)
Redwood Mortgage Corp. may receive  assumption fees and extension fees estimated to range between 0.5% and 1.5% of the outstanding principal balance of a loan when a new borrower assumes the loan obligations of the original borrower in the case of a loan assumption or when a lender allows the extension of the maturity date in the case of a loan extension. The actual amount of the assumption fees and extension fees is determined by the managers at the time of the assumption or extension based on such factors as current interest rates, the amount of the outstanding loan and the credit worthiness of the new borrower. Assumption fees and extension fees are paid by the borrower.

(6)
Our maximum leverage is limited to, and our total indebtedness may not at any time exceed, 50% of members’ capital. The “Leveraged” columns assume that our managers have obtained leverage in an amount equal to 50% of members’ capital. We may borrow funds for the purpose of making loans, for increased liquidity, reducing cash reserve needs or for any other company purposes.

(7)
The amount of fees to be paid to the managers and their affiliates related to this offering are based on certain assumptions made in light of the managers’ experience with similar programs. For purposes of the “Estimated Amount Payable for Primary Offering Midpoint” column, in determining the average annual fees to be paid to the managers and their affiliates related to this offering the managers have assumed, based upon their experience the following:  (i) the company operates for 12 years assuming $75,000,000 is raised in the first year; (ii) none of the members elect to participate in our distribution reinvestment plan; (iii) an 8.00% yield is achieved in all 12 years; (iv) withdrawal rates of 1% in year two, 2% in year three, 2.5% in year four, 2.5% in year five and 3.5% in subsequent years through year 12; (v) a turnover rate on loans of 5% in year two, of 10% in year three, 15% in year four and 20% in years thereafter; (vi) no leveraging of the portfolio occurs (Unleveraged column), or we obtain leverage of 50% of the members’ capital balance (Leveraged column); (vii) syndication costs of $3,375,000 are incurred in year one; (viii) cash liquidity reserves are 2% of our capital originally committed to investment in mortgages; and (ix) a formation loan of $5,250,000 is incurred upon the sale of units and is repaid according to its terms in equal amortizing payments of principal beginning on December 31 of year two.  For purposes of the “Estimated Amount Payable for Primary Offering Plus DRIP” columns, in determining the average annual fees to be paid to the managers and their affiliates related to this offering the managers have assumed, based upon their experience the following:  (i) the company operates for 12 years assuming $150,000,000 is raised in the first year; (ii) 60% of the members elect to participate in our distribution reinvestment plan until all 37,500,000 units have been sold; (iii) an 8.00% yield is achieved in all 12 years; (iv) withdrawal rates of 1% in year two, 2% in year three, 2.5% in year four, 2.5% in year five and 3.5% in subsequent years through year 12; (v) a turnover rate on loans of 5% in year two, of 10% in year three, 15% in year four and 20% in years thereafter; (vi) no leveraging of the portfolio occurs (Unleveraged column), or we obtain leverage of 50% of the members’ capital balance (Leveraged column); (vii) syndication costs of $6,750,000 are incurred in year one; (viii) cash liquidity reserves are 2% of our capital originally committed to investment in mortgages;  and (ix) a formation loan  of $10,500,000  is incurred upon the sale of units and is repaid according to its terms in equal amortizing payments of principal beginning on December 31 of year two. However, because the estimated amount of fees to be paid to the managers and their affiliates is based on certain assumptions and conditions, including, historical experience, which may not provide an exact measurement of the fees to be paid, the general state of the economy, interest rates, the turnover rate of loans, company earnings, the duration and type of loans the company will make, and the election of members to purchase units by participating in our distribution reinvestment plan or receive periodic cash distributions, the actual amount of fees paid will vary from those set forth above. The managers and their affiliates may receive additional fees to the extent we reinvest the principal on repaid loans.

(8)
For purposes of the “Estimated Amount Payable for Primary Offering Midpoint” columns, to estimate the maximum loan brokerage commissions and loan administrative fees, we have assumed that cash available for investment in loans will average $13,818,000 (Unleveraged) and $22,691,000 (Leveraged) per year and that we will receive an average of 2.75 points from the borrower on each loan. For purposes of the “Estimated Amount Payable for Primary Offering Plus DRIP” columns, to estimate the maximum loan brokerage commissions and loan administrative fees, we have assumed that cash available for investment in loans will average $34,182,000 (Unleveraged) and $56,218,000 (Leveraged) per year and that we will receive an average of 2.75 points from the borrower on each loan. The loan administrative fees were also calculated based on the same cash availability for investments in loans.

The following table summarizes the forms and amounts of compensation and reimbursed expenses paid to the managers or their affiliates for the years ended December 31, 2011 and December 31, 2010, showing actual amounts and the maximum allowable. No other compensation was paid to the managers during such periods. Such fees were established by the managers and were not determined by arm’s-length negotiations. Certain of these fees are based on the company’s then existing aggregate loan principal balance (in the case of loan servicing fees) and its then existing aggregate net asset value (in the case of asset management fees). Consequently, with respect to such fees, the compensation payable to the managers from this $187.5 million offering will depend on the extent to which this offering increases the company’s aggregate loan principal balances and its aggregate net asset value.

	Year Ended December 31, 2011				Year Ended December 31, 2010

	Actual Amount Received	Actual Fee %	Maximum Amount Allowable	Maximum Fee %	Actual Amount Received	Actual Fee %	Maximum Amount Allowable	Maximum Fee %

Paid by the Company:

Loan Administrative Fee	$62,400	1%	$62,400	1%	$20,800	1%	$20,800	1%

Loan Servicing Fee	$16,800	0.25%	$16,800	0.25%	$4,800	0.25%	$4,800	0.25%

Asset Management Fee(1)	$0	0%	$60,700	0.75%	$0	0%	$26,300	0.75%

Reimbursement of Operating	$41,200	N/A	$41,200	N/A	$4,000	N/A	$4,000	N/A
Expenses

1% of Profits, Losses and	$5,200	1%	$5,200	1%	$1,700	1%	$1,700	1%
Disbursements

Paid by the Borrowers:

Loan Brokerage Fees(2)	$134,700	2.16%	$417,900	4%	$54,800	2.64%	$258,100	4%

Processing and Servicing Fees	$10,000	N/A	$10,000	N/A	$4,300	N/A	$4,300	N/A
(ranges from approximately $500 to $1,000 per loan based
upon loan size)

Reconveyance Fees	$500	N/A	$500	N/A	$200	N/A	$200	N/A
(maximum of $45 per deed of
trust or equal to fractionalized
interest of the company in the
deed of trust)

Assumption Fee	$0	N/A	$0	N/A	$0	N/A	$0	N/A

Extension Fee	$0	N/A	$0	N/A	$0	N/A	$0	N/A
(ranges from approximately $250 to $1,000 per loan based
upon loan size)

Paid by Others:

Interest earned on deposit	$0	N/A	$0	N/A	$1,200	N/A	$1,200	N/A

Early withdrawal penalty(3)	$1,200	N/A	$1,200	N/A	$2,100	N/A	$2,100	N/A
________________________

(1)
The actual asset management fee forthe years ended 2011 and 2010 was waived by the managers. The maximum amount allowable for both years 2011 and 2010 was calculated based on the maximum 0.75% asset management fee allowable. An increase or decrease in the asset management fee within the limits set by the operating agreement directly affects the yield to the members.

(2)
Although Redwood Mortgage Corp. can receive loan brokerage fees of up to five percent (5%) or higher if such fees could have been negotiated with borrowers, the figures reflect actual loan brokerage fees charged on the loans. For the years 2011 and 2010, the loan brokerage fees were 2.16% and 2.64%, respectively, of the principal amount of the loans extended and 1.29% and 0.85% of total company assets as of December 31, 2011 and 2010, respectively.

(3)	Amount of early withdrawal penalties collected from early withdrawing members and applied against the formation loan and syndication costs.

CONFLICTS OF INTEREST
(pages 52 – 55 of prospectus)

There are various conflicts of interest arising out of our relationship with our managers and their affiliates. These conflicts include conflicts related to the arrangements pursuant to which our managers will be compensated by us.  Because we have been organized and are operated by our managers, these conflicts will not be resolved through arm’s-length negotiations but through the exercise of our managers’ judgment consistent with their fiduciary responsibility to you and the other members and our investment objectives and policies.

Our managers are, and will be subject to, public reporting requirements for a prior public program and for this program. Additionally, our operating agreement imposes upon our managers, an obligation to disclose and keep you apprised of any developments that would otherwise be disclosed in accordance with public reporting requirements, including those developments that would give rise to a conflict of interest. Your power as a member with respect to any such developments including the power, subject to a majority vote, to amend our operating agreement and to remove our managers, acts as a check to the actions of our managers (See “FIDUCIARY RESPONSIBILITY OF OUR MANAGERS” at page 55 and “INVESTMENT OBJECTIVES AND CRITERIA” at page 63). These conflicts include, but are not limited to, the following:

1.           Conflicts Arising as a Result of Our Managers’ Legal and Financial Obligations to Other Mortgage Programs.  Our managers and their affiliates are currently involved with five mortgage programs with investment objectives similar to ours. They may also organize other mortgage programs in the future with investment objectives similar to ours. Our managers and such affiliates have legal and financial obligations with respect to these other mortgage programs that are similar to their obligations with respect to us. Additionally, they may have contingent liability for the obligations of such other programs.

The level of compensation payable to our managers or their affiliates in connection with the organization and operation of other mortgage programs may exceed that payable in connection with our organization and operation.  However, our managers and their affiliates do not intend to offer for sale, interests in any other public programs (but not necessarily private programs) with investment objectives similar to ours, before substantially all initial proceeds of this offering are invested or committed.

Our managers believe they have sufficient financial and legal resources to meet and discharge their obligations to us as well as the other mortgage programs with which they are involved over the terms of these programs. In the event that a conflict were to arise, however, our managers will undertake the following steps:  (i) they will seek the advice of counsel with respect to the conflict; (ii) in the event of a short fall of resources, they will seek to allot the programs’ financial and legal resources on a pro rata basis among the programs in a fair and equitable manner; (iii) in the event such an allotment would materially adversely affect the operations of any program, our managers will use their best efforts to apply available resources to that program so as to attempt to prevent a material adverse effect, and the remainder of the resources, if any, would be applied on a pro rata basis.

2.           Conflicts Arising From Our Managers’ Allocation of Time Between Us and Other Activities.  Our managers and their affiliates have conflicts of interest in allocating the time of their personnel between us and other activities in which they are involved. However, our managers believe that they, and their affiliates, have sufficient personnel to discharge fully their responsibilities to us and to the other mortgage programs and ventures in which they are involved. Redwood Mortgage Corp. also provides loan brokerage services to investors other than us. As a result, there will exist conflicts of interest on the part of our managers between us and the other mortgage programs or investors with which they are affiliated at such time. Our managers will decide which loans are appropriate for funding by us or by such other mortgage programs and investors after consideration of all relevant factors, including:

•	the size of the loan;
•	portfolio diversification;
•	amount of uninvested funds; and
•	the length of time that excess funds have remained uninvested.

Our managers believe they will have sufficient time, based upon the organization and personnel they have built and retained over the past 30 years, to fully discharge their obligations to us. In the event that a conflict were to arise, however, our managers will take the following actions:  (i) they will seek the advice of counsel with respect to the conflict; (ii) in the event of a short fall of resources, they will seek to allot our financial and legal resources on a pro rata basis among the programs in a fair and equitable manner; (iii) in the event such an allotment would materially adversely affect the operations of any particular program, our managers will use their best efforts to apply resources to that program to attempt to prevent a material adverse effect, and the remainder of the resources, if any, would be applied on a pro rata basis.

3.           The Amount of Loan Brokerage Commissions, Other Compensation of Our Managers and the Quality and Types of Loans Affect the Rate of Return to You.  None of the compensation payable to our managers was determined by arm’s-length negotiations. We anticipate that the loan brokerage commissions charged to borrowers by Redwood Mortgage Corp., one of our managers, will average approximately 2%-5% of the principal amount of each loan, but may be higher or lower depending upon market conditions. The loan brokerage commission will be capped at 4% per annum of our assets (except during the first year of operations), based on the asset amount at the beginning of each year. The ability of Redwood Mortgage Corp. to charge higher commissions, however, will be subject to and limited by prevailing competitive rates in the marketplace. Any increase in the loan brokerage commission charged on loans may have a direct, adverse effect on the interest rates we charge on loans and thus the overall rate of return to you. Conversely, if our managers reduced the loan brokerage commissions charged by Redwood Mortgage Corp. a higher rate of return might be obtained for us and our members. This conflict of interest will exist in connection with every loan transaction, and you must rely upon the fiduciary duties of our managers to protect your interests. In an effort to partially resolve this conflict, Redwood Mortgage Corp. has agreed that loan brokerage commissions will be limited to 4% per annum of our assets (except during the first year of operations). In the event of a conflict with respect to the payment of the loan brokerage commissions or the quality or type of loan, our managers will resolve the conflict in our favor.

Our managers and their affiliates may not receive real estate brokerage commissions upon our sale of a property.

Our managers have reserved the right to retain the services of other firms, in addition to or in lieu of Redwood Mortgage Corp., to perform the brokerage services, loan servicing and other activities in connection with our loan portfolio that are described in this prospectus. Any of such other firms may also be affiliated with our managers.

4.           Origination and Arrangement of Loans by Redwood Mortgage Corp.  Redwood Mortgage Corp. will originate or arrange all loans we will make, including any loans we may acquire. Redwood Mortgage Corp. also originates and arranges mortgage loans for its own account and for other investors, including affiliates of our managers. There may be a conflict of interest between us and Redwood Mortgage Corp. or other investors for whom it selects mortgage loans for investment. This could arise from the fact that Redwood Mortgage Corp. may be choosing among various loans that it may have originated or arranged with different interest rates and other terms and features, for placement either in our mortgage loan portfolio or with other investors. You must rely on Redwood Mortgage Corp. and our other managers to honor their fiduciary duty to protect our interests in making and choosing mortgage loans.

5.           Terms Of Formation Loan Are Not A Result Of Arm’s-Length Negotiations.  Redwood Mortgage Corp. will borrow from us an amount equal to not more than 7.0% of the gross proceeds of this offering. This loan, referred to as the formation loan, will not bear interest. Accordingly, our rate of return on the formation loan will be below the rate obtainable by us on our loans. The terms of the formation loan were not the result of arm’s-length negotiations. This loan will be an unsecured obligation of Redwood Mortgage Corp. (See “PLAN OF DISTRIBUTION – Formation Loan” at page 105). The amount of early redemption penalties received by us from members will reduce the principal balance of the formation loan, thus reducing the amount owed from Redwood Mortgage Corp. to us. In the event of default in the payment of such loan a conflict of interest would arise on our part in connection with the enforcement of the loan and the continued payment of other fees and compensation, including the loan servicing fee and asset management fee, to Redwood Mortgage Corp. If the managers are removed, no other managers are elected, we are liquidated and Redwood Mortgage Corp. is no longer receiving payments for services rendered, the debt on the formation loan will be forgiven by us and Redwood Mortgage Corp. will be immediately released from any further obligation under the formation loan. In the event of a conflict with respect to the repayment of the formation loan, or a default thereof or the continued payment of other fees and compensation to Redwood Mortgage Corp., we, at our expense, will retain independent counsel, who has not previously represented the managers to represent us in connection with such conflict.

6.           Potential Conflicts if We Participate in Loans With Other Programs Organized by Our Managers.  In certain limited circumstances and subject to compliance with applicable regulations or guidelines, we may participate in loans with other programs organized by our managers. Our portion of the total loan may be smaller or greater than the portion of the loan made by such other programs. Any such participation would be made after a determination by our managers that the entire loan is in an amount greater than would be suitable for us to make on our own or that we would benefit from broader diversification of our loan portfolio. However, you should be aware that participating in a loan with other programs organized by our managers could result in a conflict of interest between us and our managers, as well as between us and such other programs, in the event that the borrower defaults on the loan. Our managers will seek to protect both our interest and the other program’s interest in the loan and in the underlying security, as will we, but there may be conflicts between our interests and the interests of such other programs. In order to minimize the conflicts of interest that may arise if we participate in loans with other programs, we will participate in the loan on the same terms and conditions as do the other programs and the terms of the loan will conform to the investment criteria we have established for the origination of loans. By participating in a loan on the same terms and conditions as do the other programs, we will be entitled to enforce the same rights as the other programs in such loan and the other programs will not have greater rights in the loan than we do.

7.           Potential Conflicts if We Sell Loans to a Manager or Its Affiliates.  We may not sell a loan to a manager unless:  (i) we do not have sufficient offering proceeds available to retain the loan; (ii) the manager pays us an amount of cash equal to the cost of the loan (including all related cash payments and carrying costs); (iii) the manager assumes all of our obligations and liabilities incurred in connection with holding the loan; and (iv) the sale occurs not later than 90 days following the termination date of the offering.  A manager or its affiliate will purchase all loans that we do not have sufficient proceeds to retain. In the event that the offering proceeds are insufficient to retain all loans, we will sell loans to the managers on a “last-in, first-out” basis. While the above conditions are intended to minimize the conflicts of interest that may arise if we sell loans to a manager or its affiliate, such sale will not be the result of arm’s-length negotiations and could result in a conflict of interest between us and the manager or affiliate that is purchasing the loan.

8.           Potential Conflicts if We Purchase Loans From a Manager or Its Affiliates.  We may not purchase a loan in which a manager or its affiliate has an interest unless:  (i) the manager or its affiliate acquired the loan temporarily in its name for the purpose of facilitating the acquisition of the loan and provided that the loan is purchased from the manager for a price no greater than the cost of the loan to the manager, except for the compensation allowed by the NASAA Mortgage Guidelines; or (ii) the purchase is made from a program pursuant to the rights of first refusal required by the provisions of the NASAA Mortgage Guidelines. In addition, existing loans may be purchased from the managers, their affiliates or other third parties, but only so long as any such loan is not in default and otherwise satisfies all of the foregoing requirements; provided, the managers and their affiliates will sell no more than a 90% interest and retain a 10% interest in any loan sold to us that they have held for more than 180 days. In such case, the managers and their affiliates will hold their 10% interest and we will hold our 90% interest in the loan as tenants in common. Our purchase price for any such loan will not exceed the par value of the note or its fair market value, whichever is lower. While the above conditions are intended to minimize the conflicts of interest that may arise if we purchase loans from a manager or its affiliate, such purchase will not be the result of arm’s-length negotiations and could result in a conflict of interest between us and the manager or affiliate that is selling the loan.

9.           Our Managers May Represent Both Parties in Sales of Real Estate to Affiliates.  In the event we become the owner of any real property by reason of foreclosure on a loan, our managers’ first priority will be to arrange the sale of the property. Our managers will attempt to obtain a price that will permit us to recover the full amount of our invested capital plus accrued but unpaid interest and other charges, or so much thereof as can reasonably be obtained in light of current market conditions. At this time, foreclosed properties may not be sold to our managers, any of their affiliates or to a program in which a manager has an interest. However, if the NASAA Mortgage Guidelines and the Arizona Administrative Code are ever amended to provide for such sales, then foreclosed properties may be sold to our managers, any of their affiliates or to a program in which a manager has an interest to the extent allowed by both such amendments.

10.           Lack of Separate Legal Representation.  Baker & McKenzie LLP acts as counsel to us, our managers and their affiliates.  It is anticipated that such representation will continue in the future.  Baker & McKenzie LLP does not represent you or any other member. Under our operating agreement, you must acknowledge and agree that such law firm represents us and our managers and their affiliates and does not represent, and will not be deemed under the applicable code of professional responsibility to have represented or be representing, any or all of the members in any respect. Such law firm, however, is obligated under the applicable code of professional responsibility not to engage in unethical or improper professional conduct. In the event of a conflict regarding services performed by Baker & McKenzie LLP, with respect to our managers and/or us and the members, then we, at our expense, will retain independent counsel, who has not previously represented us or our managers to represent the interests of the members solely with respect to the issue of a conflict regarding the services performed by Baker & McKenzie LLP.

INVESTMENT OBJECTIVES AND CRITERIA
(pages 63 – 69 of prospectus)

Principal Objectives. We are engaged in business as a mortgage lender. We make loans to individuals and business entities secured primarily by first and second deeds of trust on California real estate. In some limited cases, we may take third deeds of trust. The company has been operating since October 2009 following its acceptance of subscriptions for the minimum offering amount of $1,000,000 in its initial public offering. We have made loans in the aggregate in excess of $13,200,000. The aggregate principal balance of secured loans outstanding as of December 31, 2011 totaled $8,253,823. As of December 31, 2011, we have raised approximately $11,500,000 in contributed capital in our initial public offering. As of September 30, 2012, we have raised approximately $14,252,000 in contributed capital in our initial public offering.

We have not yet identified nor committed to make any loans from any proceeds of this offering and, as of the date of this prospectus, have not entered into any negotiations with respect to extending any loans. Our managers expect to originate and arrange loans through a variety of sources, including from mortgage brokers, mortgage bankers, previous borrowers and by solicitation of new borrowers.

Our primary objectives are to:

•	Yield a high rate of return from mortgage lending;
•	Preserve and protect our capital; and
•	Generate and distribute cash flow from operations to investors.

Our managers’ prior programs, which were limited partnerships, did not provide tax benefits of the type commonly associated with partnership tax shelter investments. Similarly, an investment in our units will also not provide that type of tax benefit. An investment in our units is intended to serve as an investment alternative for investors seeking current income. However, unlike other investments which are intended to provide current income, your investment in us will be:

•	less liquid;
•	not readily transferable; and
•	not provide a guaranteed return over its investment life.

Our foregoing objectives will not change. However, our operating agreement provides that our managers have sole and complete charge of our affairs and will operate the business for the benefit of all members.

General Standards for Loans. We are engaged in the business of making loans to members of the general public. These loans will generally be secured by deeds of trust on the following types of real property, including:

•	single-family residences (including homes, condominiums and townhouses, including 1-4 unit residential buildings);
•	multi-family properties (such as apartment buildings);
•	commercial property (such as stores, shops, offices, warehouses and retail strip centers); and
•	land.

Based on our prior experience, we anticipate that approximately 30% to 60% of the total dollar amount of our loan portfolio will be secured by single-family residences, 20% to 50% by commercial properties, 1% to 20% by multi-family properties, and 1% to 10% by undeveloped land.

As of December 31, 2011, of the company's outstanding loan portfolio, 92% is secured by single family residences, 5% by commercial properties and 3% by multi-family properties. We will also make loans secured by promissory notes which will be secured by deeds of trust and will be assigned to us. Our loans will not be insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured. With the exception of the formation loan to be made to Redwood Mortgage Corp., loans will be made pursuant to a set of guidelines designed to set standards for the quality of the security given for the loans, as follows:

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Priority of Mortgages. The lien securing each loan will not be junior to more than two other encumbrances (a first and, in some cases a second deed of trust) on the real property that is to be used as security for the loan. Although we may also make wrap-around or “all-inclusive” loans, those wrap-around loans will include no more than two underlying obligations (See “CERTAIN LEGAL ASPECTS OF LOANS – Special Considerations in Connection with Junior Encumbrances” at page 72). We anticipate that our loans will eventually be diversified as to priority approximately as follows:

▪ first mortgages                           40-60%
▪ second mortgages                                      40-60%
▪ third mortgages                             0-10%

As of December 31, 2011, of the company's outstanding loan portfolio:

▪ $6,383,100 (77%) were secured by first mortgages; and
▪ $1,870,228 (23%) were secured by second mortgages.

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Geographic Area of Lending Activity. We will limit lending to properties located in California, and primarily in the nine San Francisco Bay Area counties. These counties, which have an aggregate population of over 7.3 million, are San Francisco, San Mateo, Santa Clara, Alameda, Contra Costa, Marin, Napa, Solano and Sonoma. The economy of the area where the security is located is important in protecting market values. Therefore, our managers will limit the largest percentage of our lending activity principally to the San Francisco Bay Area since it has a broad diversified economic base, an expanding working population and a minimum of buildable sites. Our managers believe these factors generally contribute to a stable market for residential property. Although we anticipate that our primary area of lending will be Northern California, we may elect to make loans secured by real property located throughout California. As of September 30, 2012, 54% ($5,039,603) of our loans were secured by properties located in the nine counties that comprise the San Francisco Bay Area.

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Construction Loans. We may make construction loans up to a maximum of 10% of our loan portfolio. With respect to residential property, a construction loan is a loan in which the proceeds are used to construct a new dwelling (up to four units) on a parcel of property on which no dwelling previously existed or on which the existing dwelling was entirely demolished. With respect to commercial property, a construction loan is a loan in which the proceeds are used to construct an entirely new building on a parcel of property on which no building existed or on which an existing building was entirely demolished. It is possible that with the disbursement of undisbursed commitments, there may be times when the aggregate amount of our construction loans would exceed 10% of its total loan portfolio. Our managers anticipate, however, that as such undisbursed commitments are disbursed, the total amount of construction loans will not exceed such 10% level because such disbursed loans will be offset by repayments of other outstanding construction loans and by the overall growth in our loan portfolio. As of September 30, 2012, we had not funded any construction loans.

In addition, in no event will the loan-to-value ratio on construction loans exceed 80% of the independently appraised completed value of the property. Once a property receives a certificate of occupancy from the local jurisdiction in which it is located, our loan will be reclassified as a permanent loan. We will not make loans secured by properties determined by our managers to be special-use properties. Special use properties are bowling alleys, churches and gas stations.

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Rehabilitation Loans.  We will also make “rehabilitation loans” to finance remodeling, additions to and/or rehabilitation of an existing structure or dwelling, whether residential, commercial or multi-family properties. While we will not classify rehabilitation loans as construction loans, rehabilitation loans do carry some of the same risks as construction loans. We may make rehabilitation loans up to a maximum of 15% of our total loan portfolio. As of September 30, 2012, we had not funded any rehabilitation loans.

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Loan-to-Value Ratios.  The amount of our loan combined with the outstanding debt secured by a senior deed of trust on the security property generally will not exceed a specified percentage of the appraised value of the security property as determined by an independent written appraisal at the time the loan is made. These loan-to-value ratios are as follows:

Type of Security Property	Loan-to-Value Ratio
Residential (including apartments)	80%
Commercial (including retail stores, office buildings, warehouses facilities, mixed use properties)	75%
Land	50%

Any of the above loan-to-value ratios may be increased by 10% (e.g., to 90% for residential property), to the extent mortgage insurance is obtained; however, our managers do not anticipate obtaining mortgage insurance. In addition, the foregoing loan-to-value ratios will not apply to purchase-money financing offered by us to sell any real estate owned (acquired through foreclosure) or to refinance an existing loan that is in default. In such cases, our managers will be free to accept any reasonable financing terms that they deem to be in our best interests, in their sole discretion.  Notwithstanding the foregoing, in no event will the loan-to-value ratio on construction loans exceed 80% of the independently appraised completed value of the property. The target loan-to-value ratio for loans as a whole is approximately 70% or less. As of September 30, 2012, the loan-to-value ratio based on appraised values and prior liens at the inception date of the loans for the company as a whole was approximately 52.62%.

We obtain appraisals prepared by competent, independent appraisers for each of the properties securing our mortgage loan. Appraisers retained by us are licensed or qualified as independent appraisers by state certification or national organization or other qualifications acceptable to our managers. The appraisals will be maintained in our records for at least five years and are available for inspection and duplication by any member. Our managers review each appraisal report and conduct a “drive-by” for each property on which an appraisal is made. A “drive by” means our managers or their affiliates drive to the property and assess the front exterior of the subject property, the adjacent properties and the neighborhood. A “drive by” does not include entering any structures on the property. In many cases our managers will not enter the structures on the property.

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Terms of Loans.  Most of our loans are for a period of one to five years, but in no event more than 15 years. Most loans provide for monthly payments of interest and/or principal and interest only. Many loans provide for payments of interest only or are partially amortizing with a “balloon” payment of principal payable in full at the end of the term. Some loans provide for the deferral and compounding of all or a portion of accrued interest for various periods of time. We generally do not grant borrowers an option to refinance or extend the loan at the time the loan is made. However, we may agree to extend or refinance a loan at its maturity if deemed appropriate and advisable for business reasons or in light of the then current economic climate or other factors.

•	Escrow Conditions. Loans are funded through an escrow account handled by a title insurance company, an escrow company or by Redwood Mortgage Corp., subject to the following conditions:

▪
Satisfactory title insurance coverage is obtained for all loans. The title insurance policy will name us as the insured and provides title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by reason of other causes, such as diminution in the value of the security property, over appraisals, etc.

▪	Satisfactory fire and casualty insurance is obtained for all loans, naming us as loss payee in an amount equal to cover the replacement cost of improvements.

▪
Our managers do not intend to arrange, and to date have not arranged, for mortgage insurance, which would afford some protection against loss if we foreclose on a loan and there is insufficient equity in the security property to repay all sums owed. If our managers determine in their sole discretion to obtain such insurance, the minimum loan-to-value ratio for residential property loans will be increased.

▪
All loan documents (notes, deeds of trust, escrow agreements, and any other documents needed to document a particular transaction or to secure the loan) and insurance policies will name us as payee and beneficiary. Loans will not be written in the name of our managers or any other nominee.

•
Loans to our Managers and Their Affiliates.  We will make a formation loan to Redwood Mortgage Corp. pursuant to the terms of our operating agreement. However, we may not acquire a loan from, or sell a loan to, a program in which a manager or its affiliate has an interest, except as allowed under our operating agreement. In addition, we may not provide a mortgage loan to mortgage programs formed by or affiliated with us.

•
Purchase of Loans from Managers, Affiliates and Third Parties.  We may not purchase a loan in which a manager or its affiliate has an interest unless: (i) the manager or its affiliate acquired the loan temporarily in its name for the purpose of facilitating the acquisition of the loan and provided that the loan is purchased from the manager for a price no greater than the cost of the loan to the manager, except for the compensation allowed by the NASAA Mortgage Guidelines; or (ii) the purchase is made from a program pursuant to the rights of first refusal required by the provisions of the NASAA Mortgage Guidelines. In addition, existing loans may be purchased from the managers, their affiliates or other third parties, but only so long as any such loan is not in default and otherwise satisfies all of the foregoing requirements; provided, the managers and their affiliates will sell no more than a 90% interest and retain a 10% interest in any loan sold to us that they have held for more than 180 days. In such case, the managers and their affiliates will hold their 10% interest and we will hold our 90% interest in the loan as tenants in common. Our purchase price for any such loan will not exceed the par value of the note or its fair market value, whichever is lower.

•
Sale of Loans.  We may not sell a loan to a manager unless:  (i) we do not have sufficient offering proceeds available to retain the loan; (ii) the manager pays us an amount of cash equal to the cost of the loan (including all related cash payments and carrying costs); (iii) the manager assumes all of our obligations and liabilities incurred in connection with holding the loan; and (iv) the sale occurs not later than 90 days following the termination date of the offering. A manager or its affiliate will purchase all loans that we do not have sufficient proceeds to retain. In the event that the offering proceeds are insufficient to retain all loans, we will sell loans to the managers on a “last-in, first-out” basis. Our managers or their affiliates may sell loans to third parties (or fractional interests therein) if and when our managers determine that it appears to be advantageous to do so. We may not give a manager or its affiliate an exclusive right or employment to sell or otherwise dispose of loans or other assets of the company.

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Note Hypothecation.  We may make loans that will be secured by assignments of secured promissory notes. The amount of a loan secured by an assigned note will satisfy the loan-to-value ratios set forth above (which are determined as a specified percentage of the appraised value of the underlying property) and also will not exceed 80% of the principal amount of the assigned note. For example, if the property securing a note is commercial property, the total amount of outstanding debt secured by such property, including the debt represented by the assigned note and any senior mortgages, must not exceed 75% of the appraised value of such property, and the loan will not exceed 80% of the principal amount of the assigned note. For purposes of making loans secured by promissory notes, we will rely on the appraised value of the underlying property, as determined by an independent written appraisal that was conducted within the last 12 months. If such appraisal was not conducted within the last 12 months, then we will arrange for a new appraisal to be prepared for the property. All such appraisals will satisfy our loan-to-value ratios set forth above. Any loan evidenced by a note assigned to us will also satisfy all other lending standards and policies described herein.  Concurrently with our making of the loan, the borrower, (i.e., the holder of the promissory note) will execute a written assignment that will assign to us their interest in the promissory note. No more than 10% of our portfolio at any time will be secured by promissory notes.

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Investments in or with Other Programs. We may invest in general partnerships or joint ventures with our other publicly registered affiliates if:  (1) the programs have substantially identical investment objectives; (2) there are no duplicate fees; (3) the compensation to the managers or general partners of the programs is substantially identical in each program; (4) each program has a right of first refusal to buy if the other programs wish to sell assets held in the joint venture; and (5) the investment of each program is on substantially the same terms and conditions. Participants in such investments may from time to time reach an impasse on joint venture decisions since no participant controls decisions. In addition, while a joint venture participant may have the right to buy the assets from the general partnership or joint venture, it may not have the resources to do so. We may also invest in general partnership interests of limited partnerships, but only if we, alone or together with our publicly registered affiliate meeting the above requirements, acquire a controlling interest, no duplicate fees are payable and no additional compensation beyond that permitted by the NASAA Mortgage Guidelines, is paid to the managers. We may not invest in interests of other programs.

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Loan Participation.  We may participate in loans with other programs organized by our managers, where we will purchase a fractional undivided interest in a loan, meeting the requirements set forth above. Because we will not participate in a loan that would not otherwise meet our requirements, the risk of such participation is minimized. We may also participate in loans with nonaffiliated lenders, individuals or pension funds. Any such participation would only be on the terms and conditions set above. We may also acquire from or sell to affiliated publicly registered mortgage programs, participation interests in loans.

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Diversification.  We may not invest in or make loans on any one property that would exceed, in the aggregate, an amount equal to 10% of the then total gross proceeds of this offering. We may not invest in or make loans to or from any one borrower that would exceed, in the aggregate, an amount greater than 10% of the then total gross proceeds of this offering.

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Other Limitations.  We may not make a loan secured by unimproved real property, except in amounts and upon terms that can be financed by the offering proceeds or from cash flow and provided investment in such unimproved real property does not exceed 10% of the then total gross proceeds of this offering. Properties will not be considered unimproved if they are expected to produce income within a reasonable period of time after their acquisition, and for this purposes, two years will be deemed to be presumptively reasonable. We may not invest in real estate contracts of sale unless such contracts of sale are in recordable form and are appropriately recorded in the chain of title.

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Reserve Liquidity Fund. A contingency reserve liquidity fund equal to the lesser of 2% of the gross proceeds of the offering or 2% of our capital originally committed to investment in mortgages will be established for the purpose of covering our unexpected cash needs.

Credit Evaluations.  We may consider the income level and general creditworthiness of a borrower to determine his or her ability to repay the loan according to its terms, but such considerations are subordinate to a determination that a borrower has sufficient equity in the security property to satisfy the loan-to-value ratios described above. Therefore, loans may be made to borrowers who are in default under other of their obligations (e.g., to consolidate their debts) or who do not have sources of income that would be sufficient to qualify for loans from other lenders such as banks or savings and loan associations.

Loan Brokerage Commissions.  We will enter into loan transactions where the borrower has engaged and agreed to compensate Redwood Mortgage Corp. to act as a broker in arranging the loan. The exact amount of the loan brokerage commissions are negotiated with prospective borrowers on a case by case basis. It is estimated that such commissions will be approximately 2% to 5% of the principal amount of each loan made. The loan brokerage commissions will be capped at 4% of our total assets per year (except during the first year of operations).

Loan Administrative Fees.  Redwood Mortgage Corp. will receive a loan administrative fee in an amount up to 1% of the principal amount of each new loan originated or acquired on our behalf by Redwood Mortgage Corp. for services rendered in connection with the selection and underwriting of potential loans.  Such fees are payable by us upon the closing of each loan.

Processing and Escrow Fees.  Redwood Mortgage Corp. will receive processing and escrow fees for services in connection with notary, document preparation, credit investigation, and escrow fees in an amount equal to the fees customarily charged by Redwood Mortgage Corp. for comparable services in the geographical area where the property securing the loan is located, payable solely by the borrower and not by us.

Loan Servicing.  It is anticipated that all loans will be “serviced” (i.e., loan payments will be collected) by Redwood Mortgage Corp. Redwood Mortgage Corp. will be compensated for such loan servicing activities (See “COMPENSATION OF OUR MANAGERS AND THEIR AFFILIATES” at page 44). Both we and Redwood Mortgage Corp. have the right to cancel this servicing agreement and any other continuing business relationships that may exist between them upon 30 days’ notice.

Borrowers will make interest payments in arrears (i.e., with respect to the preceding 30-day period) and will make their checks payable to Redwood Mortgage Corp. Checks will be deposited in Redwood Mortgage Corp.’s trust account, and, after checks have cleared, funds will be transferred to our bank or money market account.

Borrowing.  We anticipate that we may borrow funds for our activities including:  (i) making loans; (ii) increasing our liquidity; (iii) preventing defaults under mortgage loans that are senior to our mortgage loans or discharging such senior loans in order to protect our investment; (iv) operating or developing a property that we acquired through foreclosure; and (v) reducing cash reserve needs. We may assign all or a portion of our loan portfolio or real estate that we own as security for such loan(s). We anticipate engaging in this type of transaction when the interest rate at which we can borrow funds is somewhat less than the rate that can be earned by us on our loans, giving us the opportunity to earn a profit on this “spread.” We may also borrow funds in order to protect our investment and/or to develop or operate a property that we own. The borrowing of funds involves certain elements of risk and also entails possible adverse tax consequences (See “RISK FACTORS – Use of Borrowed Money May Reduce Our Profitability or Cause Losses Through Liquidation” at page 25 and “MATERIAL FEDERAL INCOME TAX CONSEQUENCES – INVESTMENT BY TAX-EXEMPT INVESTORS” at page 83). Under our operating agreement, our total indebtedness may not at any time exceed 50% of members’ capital (See “RISK FACTORS – TAX RISKS – We Expect to Generate Unrelated Business Taxable Income” at page 38). As of December 31, 2011, we had not borrowed any funds. Under our operating agreement, our leverage policy may not be amended without the approval of a majority in interest of the members.

Reinvestment of Cash Flow.  We intend to reinvest the principal repayments we receive on loans to create or invest in new loans during the term of the company up to 36 months prior to final liquidation of the company. Following the seventh anniversary of the effectiveness of this offering, a member may elect to receive his or her pro rata share of any loan principal repayments. Any capital not reinvested will be used first to return members’ capital contributions and then to pay distributions to members.

Except as permitted under our operating agreement, we will not pay, directly or indirectly, a commission or fee to a manager or its affiliate in connection with the reinvestment or distribution of the proceeds from the repayment of principal or prepayment of a loan (to the extent classified as a return of capital for federal income tax purposes), and the foreclosure, sale, exchange, condemnation, eminent domain taking or other disposition of a loan or of a property subject to a loan, or the payment of insurance or a guarantee with respect to a loan.

Other Policies. We will not:

•	issue senior securities;
•	invest in the securities of other public companies for the purpose of exercising control;
•	underwrite securities of other public companies; or
•	offer securities in exchange for property.

If we anticipate that we will become, through foreclosure or otherwise, the owner of property that is subject to a high degree of risk, including without limitation, property subject to hazardous or toxic cleanup, prolonged construction or other risk, our managers may, in their discretion, seek to transfer or sell the loan to an affiliated or unaffiliated entity with the expertise to manage the attendant risk.